Calculation of Filing Fee Tables
S-8
ROYAL BANK OF CANADA
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares of Royal Bank of Canada, issuable under the Royal Bank of Canada Stock Option Plan (the "Stock Option Plan")	Other	15,000,000	$ 127.46	$ 1,911,900,000.00	0.0001531	$ 292,711.89
Total Offering Amounts:						$ 1,911,900,000.00		$ 292,711.89
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 292,711.89
Offering Note
[1]	Note 1.a - Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 (the "Registration Statement") to which this exhibit relates shall also cover any additional common shares (the "Common Shares"), of Royal Bank of Canada (the "Registrant") that become issuable with respect to the securities identified in the above table by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration and that, in each case, increases the number of outstanding Common Shares. Note 1.b - The Amount Registered represents 15,000,000 additional Common Shares issuable pursuant to the Stock Option Plan, as amended. Note 1.c - The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee calculated in accordance with Rules 457(c) and 457(h) of the Securities Act. The aggregate offering price is the average of the high and low prices of the Registrant's Common Shares as reported on the New York Stock Exchange on June 9, 2025.